                                                                    EXHIBIT 12.1

                            NEWPARK RESOURCES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                      NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                    -----------------------------------------------------------      -----------------------
                                     1992       1993          1994         1995          1996          1996         1997
                                     ----       ----          ----         ----          ----          ----         ----
Earnings:
  Income from continuing
   operations before  provision
   for income taxes                 $4,132      $  975      $ 9,465       $17,499       $28,341       $17,516       $40,236
  Capitalized interest                  --         (85)        (145)         (458)         (515)         (291)         (909)
  Amortized of capitalized
   interest                             --           4           12            34            60            75           120
                                    ------      ------      -------       -------       -------       -------       -------
      Total                          4,132         894        9,332        17,075        27,886        17,300        39,447
                                    ------      ------      -------       -------       -------       -------       -------
Fixed charges:
  Interest                             847       1,391        2,869         4,291         4,415         3,145         3,612
  Interest factor portion
   of rentals                          554         634          614           788           815           719           840
                                    ------      ------      -------       -------       -------       -------       -------
      Total                          1,401       2,025        3,483         5,079         5,230         3,864         4,452
                                    ------      ------      -------       -------       -------       -------       -------
Earnings before income
 taxes and fixed charges            $5,533      $2,919      $12,815       $22,154       $33,116       $21,164       $43,899
                                    ======      ======      =======       =======       =======       =======       =======
Ratio of earnings to fixed
 charges                              4.0x        1.4x         3.7x          4.4x          6.3x          5.5x          9.9x
                                      ====        ====         ====          ====          ====          ====          ====